Exhibit 1(d)

XEROX CORPORATION

(a New York corporation)

$700,000,000 6.40% Senior Notes due 2016

UNDERWRITING AGREEMENT

March 15, 2006

J.P. Morgan Securities Inc.

Goldman, Sachs & Co.

As Representatives of the several Underwriters

named on Schedule A hereto

c/o J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

Xerox Corporation, a New York corporation (the “Company”), and the Guarantor (as defined below) confirm their agreement (this “Agreement”) with the underwriters named in Schedule A annexed hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as provided in Section 11 hereto), for whom J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are acting as representatives (the “Representatives”) with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of $700,000,000 aggregate principal amount of 6.40% Senior Notes due 2016 (the “Notes”) in the respective amounts specified in Schedule A.

The Notes are to be issued pursuant to an indenture, dated as of June 25, 2003, as amended by a Third Supplemental Indenture dated as of the Closing Time (as defined in Section 2(b)) (as amended, the “Indenture”), among the Company, the Guarantor and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Bank Minnesota, National Association), as trustee (the “Trustee”). The Notes will be guaranteed (the “Guarantee”) by Xerox International Joint Marketing, Inc. (the “Guarantor”). The Notes and the Guarantee are herein referred to collectively as the “Securities.”

The Notes will be issued in book-entry form and will be issued to Cede & Co., as nominee of The Depository Trust Company (“DTC”), pursuant to a letter agreement, dated August 10, 2004 (the “DTC Agreement”), among the Company, the Trustee and DTC.

The Notes, the Indenture, the DTC Agreement, the Guarantee and this Agreement are collectively referred to as the “Operative Agreements.”

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Act”), with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3, as amended (File Nos. 333-111623 and 333-111623-01 and -02), including a prospectus, relating to the offer and sale from time to time of securities of the Company and the Guarantor (such registration statement including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Act to be a part thereof as amended to the date of this Agreement, the “Registration Statement”). The term “Base Prospectus” means the prospectus included in the Registration Statement. The Company has furnished to you, for use by the Underwriters and by dealers, copies of a preliminary prospectus supplement to the Base Prospectus (the “Preliminary Prospectus”) relating to the Securities. The Company has filed with, or transmitted for filing to, or shall promptly hereafter file with or transmit for filing to, the Commission a final prospectus supplement (the “Prospectus Supplement”) relating to the Securities pursuant to Rule 424(b) of the Act. The term “Prospectus” means the Prospectus Supplement together with the Base Prospectus in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Act) to confirm the sale of the Securities. Any reference in this Agreement to the Registration Statement, the Preliminary Prospectus, any supplemental prospectus (including the Prospectus Supplement) or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus, supplemental prospectus or the Prospectus, as the case may be, and any reference to “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Preliminary Prospectus, any supplemental prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “1934 Act”), as applicable, that are deemed to be incorporated by reference therein. As used herein, “Business Day” shall mean a day on which the New York Stock Exchange is open for trading.

At or prior to the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): a Preliminary Prospectus dated March 15, 2006, and each “free writing prospectus” (as defined pursuant to Rule 405 under the Act) listed on Schedule B hereto.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company and the Guarantor. Each of the Company and the Guarantor represents and warrants to the Underwriters as of the date hereof and as of the Closing Time referred to in Section 2(b) hereof, and agrees with the Underwriters, as follows:

(i) Registration Statement and Prospectus. The Registration Statement has been declared effective under the Act; no stop order of the Commission preventing or suspending the use of the Preliminary Prospectus or the effectiveness of the Registration Statement has been issued and no proceedings for such purpose or pursuant to Section 8A of the Act against the Company or related to the Offering have been instituted or, to the Company’s knowledge after due inquiry, are threatened by the Commission; the Base Prospectus, at the time of filing thereof, complied in all material respects with the requirements of the Act; the Registration Statement complied when it became effective, complies and will comply, at the Closing Time, in all material respects with the requirements of the Act and the Prospectus will comply, as of its date and at the Closing Time, in all material respects with the requirements of the Act; the conditions to the use of Form S-3 have been satisfied; the Registration Statement did not when it became effective and does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading and the Prospectus will not, as of its date and at the Closing Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Underwriters expressly for use in the Registration Statement or the Prospectus.

(ii) Time of Sale Information. The Time of Sale Information, at the Time of Sale did not, and at the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements in or omissions from the Time of Sale Information made in reliance upon and in conformity with information furnished to the Company in writing by the Underwriters expressly for use in such Time of Sale Information.

(iii) Issuer Free Writing Prospectus. Other than the Preliminary Prospectus and the Prospectus, the Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clause (i) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 under the Act or (ii) the documents listed on Schedule B hereto, the recorded electronic road show made available to investors (the “Recorded Road Show”) and other written communications approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus complied in all material respects with the Act, has been filed in accordance with the Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus filed prior to delivery of, such Issuer Free Writing Prospectus, did not, and at the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished to the Company in writing by the Underwriters expressly for use in any Issuer Free Writing Prospectus.

(iv) Incorporated Documents. The documents incorporated by reference in the Prospectus and Time of Sale Information, at the time they were or hereafter are filed with the Commission, complied and will comply, as the case may be, in all material respects with the requirements of the 1934 Act.

(v) Independent Accountants. The accountants who certified the financial statements and the supporting schedules included or incorporated by reference in the Registration Statement, Time of Sale Information and the Prospectus are an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.

(vi) Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus (and any amendment or supplement thereto), together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statements of operations, balance sheets and cash flows of the Company and its consolidated subsidiaries for the periods specified; except as otherwise stated therein, such financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus (and any amendment or supplement thereto) present fairly in accordance with GAAP the information required to be stated therein.

(vii) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the Time of Sale Information and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change or any development involving a prospective material adverse change in the condition, financial or otherwise, or in the results of operations or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its other subsidiaries considered as one enterprise, and (C) other than as a result of the issuance of the Notes, there is no prospective development likely to result in a material change in the capitalization of the Company. For the purposes of this Agreement, the occurrence of any of the events described in clause (A) of this paragraph (vii) shall be defined to mean a “Material Adverse Effect.”

(viii) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of New York and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Time of Sale Information and the Prospectus and to enter into and perform its obligations under the Operative Agreements to which it is a party; and the Company is duly qualified as a foreign company or corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(ix) Good Standing of Subsidiaries. Each Subsidiary of the Company (including the Guarantor) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or other organizational power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Time of Sale Information and the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. Except as otherwise disclosed in the Prospectus, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, to the extent owned by the Company is owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. As used herein “Subsidiary” means each subsidiary of the Company listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, in each case that is in existence on the date hereof. The Company does not own or control, directly or indirectly, any corporation, association or other entity, other than those subsidiaries which, in the aggregate, would constitute a “Significant Subsidiary,” as such term is defined in Rule 1-02 of Regulation S-X under the Act.

(x) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Time of Sale Information and the Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Time of Sale Information and the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Prospectus in connection with the Xerox Canada Inc. (“XCI”) Exchangeable Class B Stock or the XCI Rights Plan). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock was issued in violation of preemptive or other similar rights of any securityholder of the Company.

(xi) Authorization of Indenture. The Indenture has been duly authorized, and, at the Closing Time, will have been executed and delivered by the Company, the Guarantor, and, assuming due authorization, execution and delivery of the Indenture by the Trustee, the Indenture will constitute a valid and binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding at law or in equity); and the Indenture conforms in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “1939 Act”), and the rules and regulations of the Commission thereunder applicable to an indenture qualified thereunder and has been qualified under the 1939 Act.

(xii) Notes. As of the Closing Time, the Notes will have been duly authorized by the Company and, when executed and delivered by the Company and paid for pursuant to this Agreement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms and entitled to the benefits of the Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding at law or in equity).

(xiii) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor.

(xiv) Guarantee. As of the Closing Time, the Guarantee to be endorsed on the Notes by the Guarantor will have been authorized by the Guarantor and, when executed and delivered by the Guarantor and the Notes have been issued, executed and authenticated in accordance with the Indenture and delivered by the Company and paid for pursuant to this Agreement, will constitute valid and binding obligations of the Guarantor, enforceable in accordance with their terms and entitled to the benefits of the Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding at law or in equity).

(xv) Description of the Notes, the Guarantee and the Indenture. The Notes, the Guarantee and the Indenture conform in all material respects to the descriptions thereof contained in the Prospectus and Time of Sale Information.

(xvi) Absence of Defaults and Conflicts. Neither the Company nor any of its Subsidiaries (including the Guarantor) is (a) in violation of its charter or by-laws or (b) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”), except, in the case of clause (b), for such defaults that have not and would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture, the Guarantee and the Notes and the consummation of the transactions contemplated in this Agreement and in the Registration Statement, the Time of Sale Information and the Prospectus (including the issuance and sale of the Notes and the Guarantee) and compliance by the Company and the Guarantor with their obligations under this Agreement, the Indenture, the Guarantee and the Notes have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of (A) the charter or by-laws of the Company or any Subsidiary or (B) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any Subsidiary or any of their assets, properties or operations except for such violations, in the case of clause (B) only, that would not result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Subsidiary.

(xvii) Absence of Labor Dispute. No labor dispute with the employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any Subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect.

(xviii) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary, which would be required to be disclosed in the Registration Statement, Time of Sale Information or the Prospectus, except as disclosed in the Registration Statement, Time of Sale Information and the Prospectus, which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company and the Guarantor of their obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, Time of Sale Information or the Prospectus, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

(xix) Accuracy of Descriptions. All of the descriptions of contracts or other documents contained or incorporated by reference in the Registration Statement, Time of Sale Information or the Prospectus are accurate and complete descriptions in all material respects of such contracts or other documents.

(xx) Possession of Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and the expected expiration of any rights under such Intellectual Property would not result in a Material Adverse Effect. Except as disclosed in the Registration Statement, Time of Sale Information and the Prospectus, neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would result in a Material Adverse Effect.

(xxi) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required in connection with the offering of the Notes and the Guarantee, the issuance and sale of the Notes and the Guarantee, the due authorization, execution or delivery by the Company and the Guarantor of their respective obligations under any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated by this Agreement, except (A) such as have been already obtained and (B) such as may be required under state or foreign securities or “blue sky” laws or under the rules and regulations of the National Association of Securities Dealers (the “NASD”).

(xxii) Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to possess such Governmental Licenses would not, individually or in the aggregate, have a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses held are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxiii) Title to Property. The Company and its Subsidiaries have good and marketable title to all material real property owned by the Company and its Subsidiaries and good title to all other material properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances (“Encumbrances”) of any kind except such as (A) are described in the Registration Statement, Time of

Sale Information and the Prospectus or (B) do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries or (C) where failure to have such good and marketable title or to be free of such Encumbrances would not have a Material Adverse Effect; and all of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties described in the Registration Statement, Time of Sale Information and the Prospectus, are in full force and effect, and neither the Company nor any Subsidiary has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, except for any such claim as would not, individually or in the aggregate with any other such claims, have a Material Adverse Effect.

(xxiv) Tax Law Compliance. The Company and its consolidated subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns or have properly requested extensions thereof and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as are being contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1(a)(vi) hereof in respect of all federal, state and foreign income and franchise taxes for all periods to which the tax liability of the Company or any of its consolidated subsidiaries has not been finally determined.

(xxv) Company’s Accounting System. The Company maintains, on behalf of itself and its Subsidiaries, a system of accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxvi) Investment Company Act. The Company is not and, after giving effect to the issuance and sale of the Notes as herein contemplated and the application of the net proceeds therefrom as described in the Time of Sale Information and the Prospectus, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxvii) Environmental Laws. Except as described in the Registration Statement, Time of Sale Information and the Prospectus and except as would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries, and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or the violation of any Environmental Laws.

(xxviii) Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act); such disclosure controls and procedures are designed so that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities; the Company’s auditors and the Audit Committee of the Board of Directors have been advised of: (i) any significant deficiencies and material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the date of the most recent evaluation of the Company’s controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(xxix) NASD Matters. Other than as disclosed in the Time of Sale Information and the Prospectus, the Company has no knowledge of any affiliations or associations between any member of the NASD and any of the Company’s officers, directors or 5% or greater securityholders, as the case may be.

(xxx) ERISA Matters. Except as described in the Registration Statement, Time of Sale Information and the Prospectus and except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”). No “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would reasonably be expected to have any liability; the Company has not incurred and does not expect to incur material liability under (x) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (y) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it is so qualified and nothing has occurred, whether by action or by failure to act, which is reasonably likely to cause the loss of such qualification.

(xxxi) Status Under the Securities Act. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Act, in each case at the times specified in the Act in connection with the offering of the Notes.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its Subsidiaries (including the Guarantor) delivered to the Underwriters or to counsel for the Underwriters shall be deemed a representation and warranty by the Company or the Guarantor to the Underwriters as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at a purchase price of 98.413% of the principal amount thereof, the principal amount of Notes set forth in Schedule A opposite the name of such Underwriter and the Guarantee, plus any additional principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11 hereof. The Company is advised by the Representatives that the Underwriters intend (i) to make a public offering of their respective portions of the Securities as soon after the date hereof as in the Representatives’ judgment is advisable and (ii) initially to offer the Securities upon the terms set forth in the Prospectus.

(b) Payment. Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the offices of Cahill Gordon & Reindel LLP, New York, New York 10005 or at such other place as shall be agreed upon by the Underwriters and the Company, at 9:00 A.M. (Eastern time) on the third business day after the date hereof (unless postponed in accordance with the provisions of Section 11 hereof), or such other time not later than ten business days after such date as shall be agreed upon by the Underwriters and the Company (such time and date of payment and delivery being herein called the “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to J.P. Morgan Securities Inc. for the respective accounts of the Underwriters of the Notes to be purchased by them. It is understood that each Underwriter has authorized J.P. Morgan Securities Inc., for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has severally agreed to purchase. J.P. Morgan Securities Inc., individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(c) Registration. Certificates for the Notes shall be in such denominations and registered in such names as the Underwriters may request in writing at least one full business day before the Closing Time or the relevant date of delivery, as the case may be. The certificates for the Notes will be definitive global certificates in book entry form for clearance through DTC. The certificates for the Notes will be made available for examination and packaging by the Underwriters in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time.

(d) The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s-length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, none of J.P. Morgan Securities Inc., Goldman, Sachs & Co., or any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

SECTION 3. Covenants of the Company and the Guarantor. Each of the Company and the Guarantor covenants with the Underwriters as follows:

(a) Delivery of Prospectus. To furnish the Underwriters and those persons identified by the Underwriters to the Company, as many copies of the Prospectus and each Issuer Free Writing Prospectus, and any amendments or supplements thereto, as the Underwriters may from time to time reasonably request for the time period specified in Section 3(c)(iii) hereof; in case any Underwriter is required to deliver a prospectus after the nine-month period referred to in Section 10(a)(3) of the Act (or required to be delivered but for Rule 172 of the Act) in connection with the sale of the Securities, the Company will prepare, at its expense, promptly upon request such amendment or amendments to the Registration Statement and the Prospectus as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Act (or requirements that would be in effect but for Rule 172 of the Act). The Company consents to the use of the Prospectus and each Issuer Free Written Prospectus, and any amendments and supplements thereto required pursuant hereto, by the Underwriters in connection with the offering and sale of the Securities.

(b) Notice and Effect of Material Events. The Company will immediately notify the Underwriters, and confirm such notice in writing, of (i) any filing made by the Company of information relating to the offering of the Notes with any securities exchange or any other securities regulatory body in the United States or any other jurisdiction, (ii) the issuance by the Commission or any state securities commission of any stop order suspending the effectiveness of the Registration Statement, qualification or exemption from qualification of the Securities for offering or sale in any jurisdiction designated by the Representatives pursuant to Section 3(d) hereof, or the initiation of any proceeding by the Commission or any state securities commission or any other federal or state regulatory authority for such purpose or pursuant to Section 8A of the Act and (iii) the happening, during the period referred to in Section 3(c)(iii) hereof, of any material change or any development involving a prospective material change in or affecting the condition, financial or otherwise, or in the results of operations or business affairs of the Company and its subsidiaries which (A) make any statement in the Registration Statement, Time of Sale Information, Recorded Road Show or the Prospectus false or misleading in any material respect or (B) if not disclosed in the Registration Statement, Time of Sale Information or the Prospectus, would constitute a material omission therefrom. In such event, or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of the Company, its counsel, the Underwriters or counsel for the Underwriters, to amend or supplement the Registration Statement, Time of Sale Information or the Prospectus in order that the Registration Statement, Time of Sale Information, Recorded Road Show or the Prospectus not include any untrue statement of a material fact or that the Registration Statement, Time of Sale Information or the Prospectus not omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company and the Guarantor will forthwith amend or supplement the Registration Statement, Time of Sale Information or the Prospectus by preparing and furnishing to the Underwriters an amendment or amendments of, or a supplement or supplements to, the Registration Statement, Time of Sale Information or the Prospectus (in form and substance satisfactory in the reasonable opinion of counsel for the Underwriters) so that, as so amended or supplemented, the Registration Statement, Time of Sale Information, Recorded Road Show or the Prospectus will not include an untrue statement of a material fact or that, as so amended or supplemented, the Registration Statement, Time of Sale Information or the Prospectus will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading. The Company and the Guarantor shall use their best efforts to prevent the issuance of any stop order or order suspending the effectiveness of the Registration Statement or the qualification or exemption of the Securities by the Commission or under any federal or state securities or “blue sky” laws and, if at any time the Commission or any state securities commission or other federal or state regulatory authority shall issue an order suspending the effectiveness of the Registration Statement or the qualification or exemption of the Securities under any federal or state securities or “blue sky” laws, the Company and the Guarantor shall use their best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(c) Amendments and Supplements. The Company will advise the Underwriters promptly, and, if requested by the Representatives, will confirm such advice in writing (i) if it is necessary for any post-effective amendment to the Registration Statement to be declared effective before the offering of the Securities may commence, (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of, a stop order, suspending the effectiveness of the Registration Statement and (iii) during such period as a prospectus is required to be delivered under the Act (or required to be delivered but for Rule 172 of the Act) in connection with the offering and sale of the Notes by the Underwriters, (A) of any proposal to amend or supplement the Registration Statement, Time of Sale Information or the Prospectus, including by filing any documents that would be incorporated therein by reference and (B) if any event shall occur or condition shall exist as a result of which, it becomes necessary to amend or supplement the Registration Statement, Time of Sale Information or the Prospectus in order to make the statements therein or in the Recorded Road Show, in the light of the circumstances under which they were made, not misleading, or, if it is necessary to amend or supplement the Registration Statement, Time of Sale Information or the Prospectus to comply with the Act. The Company will provide the Underwriters and their counsel copies of any such documents for review and comment a reasonable amount of time prior to any proposed filing (including the filing of any Issuer Free Writing Prospectus) and agrees to file no such amendment or supplement and not to use any Issuer Free Writing Prospectus to which the Underwriters may reasonably object in writing.

The Company will endeavor to cause any necessary post-effective amendment to the Registration Statement to become effective as soon as reasonably possible and will promptly notify the Underwriters, and if requested by the Representatives, confirm such advice in writing, when such post-effective amendment to the Registration Statement becomes effective. If action is required due to a condition described by clause (iii) of the immediately preceding paragraph, subject to such paragraph, the Company shall (A) forthwith prepare and file with the Commission an appropriate amendment or supplement to such Registration Statement or Prospectus so that the statements therein, as so amended or supplemented, will not, in the light of the circumstances in which they are made, be misleading, or so that such Registration Statement or Prospectus will comply with applicable law, (B) prepare promptly upon the reasonable request of any of the Representatives, any amendment or supplement to the Registration Statement or the Prospectus that in the reasonable opinion of Underwriters’ counsel is believed to be necessary under the Act, and (C) furnish to the Underwriters and such other persons as the Underwriters may designate such number of copies thereof as the Underwriters may reasonably request. If at any time prior to the Closing Time (i) any event shall occur or condition shall exist as a result of which the Time of Sale Information as then amended or supplemented and the Recorded Road Show would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Time of Sale Information as may be necessary so that the statements in the Time of Sale Information as so amended or supplemented together with the Recorded Road Show will not, in the light of the circumstances, be misleading or so that the Time of Sale Information and Recorded Road Show will comply with law.

(d) Blue Sky Qualifications. Each of the Company and the Guarantor will use its reasonable efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Underwriters may designate; provided, however, that neither the Company nor the Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, each of the Company and the Guarantor will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as may be required in connection with the distribution of the Securities.

(e) Use of Proceeds. The Company shall use the net proceeds received by it from the sale of the Notes in the manner specified in the Prospectus under the caption “Use of Proceeds.”

(f) Rule 424(b). The Company shall file the Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second Business Day following the date of determination of the offering price of the Securities or, if applicable, such earlier time as may be required by Rule 424(b) and shall file any Issuer Free Writing Prospectus to the extent required under Rule 433 under the Act and shall file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities.

(g) Reasonable Inquiries; Information. In connection with the original distribution of the Securities, the Company agrees that, prior to any offer or resale of the Securities by the Underwriters, the Underwriters and counsel for the Underwriters shall have the right to make reasonable inquiries into the business of the Company and its subsidiaries.

(h) Subsequent Filings. Subject to Section 3(f) hereof, the Company shall file promptly all reports and any definitive proxy or information statement required to be filed by the Company and the Guarantor with the Commission in order to comply with the 1934 Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required by the Act in connection with the offering or sale of the Securities.

(i) Earning Statement. The Company shall make generally available to its securityholders, and shall deliver to the Representatives, an earning statement of the Company (which need not be audited but will satisfy the provisions of Section 11(a) of the Act) covering a period of twelve months beginning after the effective date of the Registration Statement (as defined in Rule 158(c) of the Act) as soon as is reasonably practicable after the termination of such twelve-month period.

(j) Lock-Up. The Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company, in each case, other than any director or officer of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, any capital markets debt securities issued or guaranteed by the Company (other than the Securities) or publicly announce an intention to effect any such transaction, until the day subsequent to the Closing Time.

(k) Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Act.

SECTION 4. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

(a) It has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus,” as defined in Rule 405 under the Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that, solely as a result of use by such Underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433 of the Act (other than a free writing prospectus under clause (b)), (ii) any Issuer Free Writing Prospectus listed on Schedule B or prepared pursuant to Section 1(a)(iii) or Section 3(c) above, or (iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”).

(b) It has not and will not, without the prior written consent of the Company, use any free writing prospectus that contains the final terms of the Securities unless such terms have previously been included in a free writing prospectus filed with the Commission; provided that Underwriters may use a term sheet substantially in the form of Schedule C hereto without the consent of the Company; provided further that any Underwriter using such term sheet shall notify the Company, and provide a copy of such term sheet to the Company, prior to, or substantially concurrently with, the first use of such term sheet.

(c) It is not subject to any pending proceeding under Section 8A of the Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the nine months after the Closing Time).

(d) Each Underwriter, severally and not jointly, represents, warrants and agrees that:

(i) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of Notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of Notes to the public in that Member State: (x) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, (y) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or (z) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this paragraph (e)(i), the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

SECTION 5. Payment of Expenses.

(a) Expenses. The Company shall pay all expenses incident to the performance of its obligations under this Agreement, including (i) the printing of the Registration Statement, the Preliminary Prospectus, the Prospectus and each amendment or supplement thereto and the preparation of any Issuer Free Writing Prospectus, (ii) the printing or reproduction of the Operative Agreements and related documents, (iii) the preparation, issuance and delivery of the certificates for the Notes and the Guarantee to the Underwriters, (iv) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities, (v) the fees and disbursements of the Company’s counsel and accountants, (vi) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d), including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the blue sky and legal investment survey, (vii) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee and (viii) any fees payable in connection with the rating of the Notes by a nationally recognized statistical rating organization.

(b) Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 6(l) or Section 10(a)(i) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 6. Conditions of Underwriters’ Obligations. The obligation of the Underwriters to purchase and pay for the Securities hereunder is subject to the accuracy of the representations and warranties of the Company and the Guarantor contained in Section 1 hereof or in certificates of any Trustee and any officer of the Company and any of its Subsidiaries delivered pursuant to the provisions hereof, in each case at the date hereof and as of the Closing Time, to the performance by the Company and the Guarantor of their covenants and other obligations hereunder, and to the following further conditions:

(a) Opinions of Counsel for the Company. At the Closing Time, the Underwriters shall have received the favorable opinions, dated as of the Closing Time, of (i) Cravath, Swaine & Moore LLP, counsel for the Company and the Guarantor, substantially to the effect set forth in Exhibit A hereto and (ii) Samuel K. Lee, Associate General Counsel to the Company and the Guarantor, substantially in the form of opinion delivered by Samuel K. Lee in connection with that certain Underwriting Agreement dated September 20, 2004, among the Company, the Guarantor and underwriters party thereto. Each such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of the Trustee, officers of the Company or any of its subsidiaries and certificates of public officials.

(b) Opinion of Counsel for Underwriters. At the Closing Time, the Underwriters shall have received the favorable opinion, dated as of the Closing Time, of Cahill Gordon & Reindel LLP, counsel for the Underwriters, in form and substance satisfactory to the Underwriters. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Underwriters. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(c) Rule 424(b). The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act (and each Issuer Free Writing Prospectus shall have been filed to the extent required by Rule 433 under the Act) in accordance with Section 3(f) of this Agreement and no amendment or supplement to the Registration Statement, Time of Sale Information or the Prospectus, including documents deemed to be incorporated by reference therein, shall have been filed to which you object in writing.

(d) Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, Time of Sale Information or the Prospectus (exclusive of any amendment or supplement thereto or documents incorporated by reference therein that are filed after the date hereof), any Material Adverse Effect and the Underwriters shall have received a certificate of the Chairman or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Company has complied with all of the agreements entered into in connection with the transaction contemplated herein and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(e) Indenture. At the Closing Time, the Company and the Trustee shall have executed and delivered the Indenture in a form and substance reasonably acceptable to the Underwriters.

(f) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Underwriters shall have received from PricewaterhouseCoopers LLP a letter dated the date hereof, in form and substance satisfactory to the Underwriters, containing statements and information of the type ordinarily included in accountants’ comfort letters with respect to the financial statements and certain financial information contained in or incorporated by reference in the Registration Statement or the Time of Sale Information.

(g) Prospectus and Bring-down Comfort Letter. At the Closing Time, the Underwriters shall have received from PricewaterhouseCoopers LLP two letters, each dated as of the Closing Time, the first containing statements and information of the type ordinarily included in accountants’ comfort letters with respect to the financial statements and certain financial information contained in or incorporated by reference in the Registration Statement or the Prospectus and the second to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time .

(h) Maintenance of Rating. At the Closing Time, the Company’s senior unsecured debt shall be rated at least BB+ by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Ba2 by Moody’s Investors Service, Inc. (“Moody’s”).

(i) Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

(j) No Stop Orders. Prior to the Closing Time, no stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act or proceedings initiated or, to the Company’s knowledge, threatened under Section 8A, 8(d) or 8(e) of the Act.

(k) Book-Entry. The Notes shall be eligible and accepted for clearance and settlement through DTC.

(l) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 5 hereof and except that Sections 1, 7, 8 and 9 hereof shall survive any such termination and remain in full force and effect.

SECTION 7. Indemnification.

(a) Indemnification of Underwriters. The Company and the Guarantor, jointly and severally, agree to indemnify and hold harmless each Underwriter, its affiliates, its officers and directors and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Act or Section 20 of the 1934 Act to the extent and in the manner set forth in clauses (i), (ii) and (iii) below:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, resulting from any untrue statement or alleged untrue statement of a material fact contained in any (x) Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company becoming effective after the date of this Agreement) caused by any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (y) Prospectus (the term Prospectus for the purpose of this Section 7 being deemed to include any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto), or in any Time of Sale Information or the omission or alleged omission from any of the foregoing in clause (y) of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(c) hereof) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by the Underwriters), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense of an Underwriter to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use in such Registration Statement, Time of Sale Information or the Prospectus (or any amendment or supplement to any of the foregoing).

(b) Indemnification of the Company and the Guarantor. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company and the Guarantor, the directors and officers of the Company and the Guarantor, and each person, if any, who controls the Company and the Guarantor within the meaning of Section 15 of the Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company), Time of Sale Information or any Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use in such Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company), Time of Sale Information or Prospectus (or any amendment or supplement thereto).

(c) Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve the Company from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) hereof, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 7(b) hereof, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. If it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it and which counsel is reasonably acceptable to the indemnified parties’ defendant in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them which are different from or in addition to those available to the Company. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) hereof effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement, unless the indemnifying party shall in good faith contest the reasonableness of such fees and expenses (but only to the extent so contested) or the entitlement of the indemnified person to indemnification under the terms of this Section 7.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor on the one hand and the Underwriters on the other hand from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantor on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company and the Guarantor on the one hand and the Underwriters on the other hand in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company and the Guarantor and the total underwriting discount received by the Underwriters, in each case as set forth in the Prospectus, bear to the aggregate initial offering price of the Notes as set forth on such cover.

The relative fault of the Company and the Guarantor on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantor on the one hand, or by the Underwriters on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Guarantor and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total discounts or commissions received by it hereunder exceeds the amount of any damages which such Underwriter otherwise would have been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls each Underwriter within the meaning of Section 15 of the Act or Section 20 of the 1934 Act and the officers, directors and affiliates of each Underwriter shall have the same rights to contribution as the Underwriters; and each officer and director of the Company, the Guarantor and each person, if any, who controls the Company and the Guarantor within the meaning of Section 15 of the Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective amount of Notes they have purchased hereunder, and not joint.

SECTION 9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Underwriters or controlling person, or by or on behalf of the Company and the Guarantor, and shall survive delivery of the Notes to the Underwriters.

SECTION 10. Termination of Agreement.

(a) Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement, Time of Sale Information or the Prospectus (exclusive of any amendment or supplement thereto or documents incorporated by reference therein that are filed after the date hereof), any Material Adverse Effect, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Notes or to enforce contracts for the sale of the Notes, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the NASD, any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 5 hereof, and provided further that Sections 1, 7, 8 and 9 hereof shall survive such termination and remain in full force and effect.

SECTION 11. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Notes”), then the non-defaulting Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other Underwriters, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the non-defaulting Underwriters shall not have completed such arrangements within such 24-hour period, then:

(a) if the aggregate principal amount of Defaulted Notes does not exceed 10% of the aggregate principal amount of Notes to be purchased on such date pursuant to this Agreement, the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations under this Agreement bear to the purchase obligations of all non-defaulting Underwriters, or

(b) if the aggregate principal amount of Defaulted Notes exceeds 10% of the aggregate principal amount of Notes to be purchased on such date pursuant to this Agreement, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section 11 shall relieve any defaulting Underwriter from liability in respect of its default. In the event of any such default which does not result in a termination of this Agreement, either the non-defaulting Underwriters or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Prospectus or in any other documents or arrangement.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to them at their addresses set forth on the first page of this Agreement; and notices to the Company or the Guarantor shall be directed to Xerox Corporation, Corporate Headquarters, 800 Long Ridge Road, Stamford, CT 06904, attention of Samuel K. Lee, Associate General Counsel.

SECTION 13. Parties. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the Company and the Guarantor and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and the Guarantor and their respective successors and the controlling persons, officers and directors, referred to in Sections 7 and 8 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, their affiliates, the Company and the Guarantor and their respective successors, and said controlling persons, officers, directors and Trustee, and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from the Underwriters shall be deemed to be a successor by reason merely of such purchase.

SECTION 14. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 15. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 16. Underwriters’ Information. The Company and the Underwriters acknowledge and agree that for all purposes of this Agreement the only information relating to any Underwriter that has been furnished to the Company in writing by any Underwriter expressly for use in the Time of Sale Information and the Prospectus consists of the following:

(i) the third and fourth sentences of the sixth paragraph under the heading “Underwriting” in the Preliminary Prospectus and the Prospectus; and

(ii) the third and eighth paragraphs under the heading “Underwriting” in the Preliminary Prospectus and the Prospectus.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Guarantor in accordance with its terms.

Very truly yours,

XEROX CORPORATION

By:
Name:
Title:

XEROX INTERNATIONAL JOINT MARKETING, INC., as Guarantor

By:
Name:
Title:

S-1

CONFIRMED AND ACCEPTED,

as of the date first above written:

J.P. MORGAN SECURITIES INC.

GOLDMAN, SACHS & CO.

CITIGROUP GLOBAL MARKETS INC.

BANC OF AMERICA SECURITIES LLC

BEAR, STEARNS & CO. INC.

DEUTSCHE BANK SECURITIES INC.

BARCLAYS CAPITAL INC.

BNP PARIBAS SECURITIES CORP.

MERRILL LYNCH, PIERCE FENNER & SMITH

INCORPORATED

By:	J.P. MORGAN SECURITIES INC.

By:
Authorized Signatory

For themselves as Representatives of the other Underwriters named on Schedule A hereto.

S-2

Schedule A

Underwriter	Principal amount of Notes
J.P. Morgan Securities Inc.	$245,000,000
Goldman, Sachs & Co.	245,000,000
Citigroup Global Markets Inc.	42,000,000
Banc of America Securities LLC	36,750,000
Bear, Stearns & Co. Inc.	36,750,000
Deutsche Bank Securities Inc.	36,750,000
Barclays Capital Inc.	19,250,000
BNP Paribas Securities Corp.	19,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	19,250,000

Total	$700,000,000

Schedule B

a. Time of Sale Information

Preliminary Prospectus

Final Pricing Term Sheet

Schedule C

Xerox Corporation

Pricing Term Sheet

Issuer:
Size:	$
Maturity:	, 20
Coupon:	%
Price:	% of face amount
Yield to maturity:	%
[Spread to Benchmark Treasury:	%]
[Benchmark Treasury:	]
[Benchmark Treasury [Price] and Yield:	%]
Interest Payment Dates:	and , commencing , 2006
Redemption Provisions:
[Make-whole call	[At any time][Before the first call date] at a discount rate of Treasury plus ___ basis points]
Settlement:	T+ ; , 200
CUSIP:
[Ratings:	]

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 212-270-3994

Exhibit A

FORM OF OPINION OF COMPANY’S COUNSEL

TO BE DELIVERED PURSUANT TO

SECTION 6(a)(i)

See attached.